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EXHIBIT 99.1

SPECIALTY LABORATORIES RENEWS PURCHASING RELATIONSHIP WITH NOVATION

    Santa Monica, Calif., March 15, 2001—Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading research-driven clinical reference laboratory, announced today that it has signed a three-year agreement with Novation, the largest supply cost management company in health care representing 2,200 health care organizations, as a preferred provider of clinical laboratory services.

    The agreement takes effect on May 1, 2001 and runs through April 30, 2004, with the option of two, one-year extensions at Novation's discretion. "Specialty Laboratories is pleased to continue our relationship with Novation, which we began back in 1998, and we look forward to providing our suite of esoteric testing services to Novation's hospital members," noted James B. Peter, MD PhD, Chairman and Chief Executive Officer of Specialty Laboratories. "Our strengths in the areas of test development, information technology and customer service have helped us build a significant base of hospital clients. We believe this latest agreement reflects the value our services hold for hospital partners and reinforces our commitment to becoming the premier provider of esoteric testing to the hospital community."

ABOUT SPECIALTY

    Specialty Laboratories, founded in 1975, is a full-service, clinical reference laboratory offering more than 3,500 specialized tests. Specialty serves the hospital, laboratory and physician specialist community. Unlike standard reference laboratories, Specialty focuses on cutting-edge research and development of new assays as well as refinement of existing diagnostic tests to produce assays with greater sensitivity, specificity, efficiency, and clinical value for reliable and cost-effective patient assessment. Specialty's commitment to R&D and Information Technology has placed the Company in the forefront of clinical testing and has made it a leader in innovative electronic data reporting. Today, Specialty is recognized as the largest single source of specialized testing in the United States. Specialty's web address is www.specialtylabs.com <http://www.specialtylabs.com/>.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 8, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that increased or unexpected competition and fluctuations in demand from our customers may reduce our results in the future and cause our revenue and operating margins to suffer, customer and supplier relationships may change, new product concepts may not yield marketable products and any acquisitions will not be integrated successfully with Specialty. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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EXHIBIT 99.1
SPECIALTY LABORATORIES RENEWS PURCHASING RELATIONSHIP WITH NOVATION